EXHIBIT 10.1

RED ROBIN GOURMET BURGERS, INC.
10000 E. GEDDES AVENUE, SUITE 500
ENGLEWOOD, CO 80112

July 13, 2022

G.J. Hart

10000 E. Geddes Avenue, Suite 500

Englewood, CO 80112

Re: Offer of Employment

Dear G.J.,

We are pleased to offer you employment with Red Robin Gourmet Burgers, Inc. (the “Company”), through its wholly-owned subsidiary, Red Robin International, Inc. (“RRI”). The terms of your employment will be governed by the terms and conditions described herein.

The following is a summary of your position, compensation, and benefits to be associated with your employment with the Company.

Start Date:	On or about Sept 6, 2022

Position:	President and Chief Executive Officer.

Reporting:	You shall report directly to the Board of Directors of the Company (the “Board”).

Board Membership:	You will remain a member of the Board for your current term. Thereafter, while you remain employed as Chief Executive Officer of the Company, the Board shall nominate you for re-election as a member of the Board at the expiration of your then current term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements, or the provisions of Section 6E of the Company’s Certificate of Incorporation.

Work Location:	Company’s headquarters in Englewood, Colorado.

Base Salary	The annual base salary payable to you will be $1,000,000 (“Base Salary”), payable in substantially equal installments on a regular basis in accordance with the Company’s standard payroll procedures. The Base Salary may be increased but not decreased, as determined by the Board and approved by the Compensation Committee of the Board (the “Compensation Committee”).

Sign-on Cash Award:	You shall receive a cash sign-on bonus of $500,000 (the “Sign-On Bonus”), subject to all required taxes and withholdings. 50% of the Sign-On Bonus shall be fully vested on (and payable within 30 days following) the Start Date, and the remaining 50% of the Sign-On Bonus shall vest and be payable in March 2023 upon the date that the Company pays its annual incentive bonuses for the 2022 fiscal year to Company employees generally. If your employment with the Company is terminated (i) by the Company with Cause or (ii) as a result of your resignation without Good Reason, in either case, less than twenty-four (24) full months after the Start Date, you shall repay the Sign-On Bonus, by no later than ten (10) days following the effective date of your employment termination.

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Annual Incentive:	You will be eligible to receive an annual cash bonus each fiscal year of employment as determined in accordance with the Company’s annual incentive plan as in effect from time to time and as approved by the Compensation Committee (the “Annual Bonus”), with a target Annual Bonus (the “Target Bonus”) of one hundred percent (100%) of your Base Salary; provided, that for fiscal year 2022, you shall receive 50% of the otherwise applicable Annual Bonus. The actual amount of any Annual Bonus shall depend on the level of achievement of the applicable performance criteria established with respect to the Annual Bonus by the Board and the Compensation Committee in their sole discretion. The Annual Bonus for each fiscal year shall be payable in accordance with the then-current annual incentive plan, generally in March of the following year.

Long-Term Incentive:	Beginning in fiscal 2022, you shall have the opportunity to participate in the Company’s long-term incentive plan (“LTIP”). Your annual grant under the LTIP shall be subject to such terms as approved by the Board or the Compensation Committee from time to time in accordance with the Company’s LTIP, but shall have a target value equal to $4,000,000; provided, that for fiscal year 2022, your grant shall have a target value of $2,000,000 (and otherwise subject to the same award mix, performance measures and vesting terms and the grants made in fiscal 2022 to the other members of the Company’s executive team). Your initial grant for fiscal year 2022 shall be in the form of an inducement grant (for purposes of Nasdaq listing rules) and as a result shall not be granted under the LTIP but shall be subject to all the terms and conditions of the LTIP as if such award were granted under the LTIP. Except as expressly provided herein, each such equity award shall be made in accordance with the Company’s Equity Granting Policy.[1] As an executive officer of the Company, you are subject to the Company’s Executive Stock Ownership Guidelines as in effect from time to time, within the time period specified therein, which currently include a requirement for the CEO to own shares of common stock of the Company with a value equal to at least 5x your Base Salary. In the event you are unable to meet the ownership requirements within the defined time period, you will retain all net after-tax (i.e., after all applicable withholding taxes) profit shares of Company common stock following exercise or vesting or settlement of your equity awards, until such requirements have been satisfied.

Paid Time Off (PTO):	You will be eligible for paid time off (“PTO”) of four (4) weeks and eight (8) paid holidays per calendar year in accordance with the Company’s holiday and paid time off policies applicable to executive officers as in effect from time to time.

Benefit Plans:	You will be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company and RRI (including the Company’s nonqualified deferred compensation plan and Safe Harbor 401(k) Plan) as in effect from time to time to the same extent as other senior executive employees. You and/or your family, as the case may be, will be eligible to participate in, and receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company and RRI (including, to the extent provided, without limitation, medical, dental, vision, life insurance, AD&D and travel accident insurance) as in effect from time to time to the same extent as other senior executive employees.

Dining Privileges:	You shall be entitled to the same dining privileges at Company-owned restaurants as in effect from time to time to the same extent as other senior executive employees.

1 Pursuant to the Company’s Executive Granting Policy, the value of the shares underlying the initial grant of RSUs and PSUs for FY22 will be determined based on the average of the closing price of the Company’s common stock over the 30-calendar-day period prior to and including the date of grant (which will be the seventh calendar day following the Start Date (or, if not a business day, the following business day).

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Relocation Benefits:	You shall be eligible for relocation reimbursement benefits in accordance with the Company’s historical and customary practices, as in effect from time to time. For the sake of clarity, such relocation benefits will include reimbursement for the commission (not in excess of 6%) you incur in connection with the sale of your residence in Austin, TX.

Legal Fees Reimbursement:	The Company will reimburse you for reasonable, documented legal fees incurred by you in connection with the review, negotiation, and execution of this offer letter, which reimbursement shall not exceed $10,000.

Severance Benefits

Upon termination of your employment, you will receive any accrued obligations owed by the Company to you (i.e., accrued and unpaid Base Salary and reimbursement for any unreimbursed business expenses, in each cash through the date of termination of employment, plus any benefits to which you are entitled under the terms of any Company benefit plan or arrangement).

In addition, if the Company terminates your employment without Cause or you terminate your employment for Good Reason, then except as provided below, you shall receive the following severance payments and benefits: (i) payment of two times your Base Salary as in effect immediately prior to the date of termination, which shall be paid in substantially equal installments for the twenty-four (24) month period following the date of termination, subject to standard withholdings and other authorized deductions; (ii) payment of a pro rata share (determined on the basis of the number of days on which you were employed by the Company during the fiscal year in which the date of termination occurred) of the Annual Bonus that would otherwise have been earned based on actual performance had you continued to be employed by the Company for the entirety of the fiscal year in which the date of termination occurred, payable in a lump sum when such Annual Bonus payment is regularly paid to similarly situated executives; and (iii) upon your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, the Company shall pay you in a lump sum within thirty (30) days after such election an amount equal to the product of (x) the portion of premiums of your group health insurance, including coverage for your eligible dependents, that the Company paid immediately prior to his date of termination and (y) eighteen (18). Your unvested LTIP awards shall be forfeited upon your termination of employment.

If you become entitled to receive severance payments and benefits under the Company’s Change in Control Severance Plan (as such plan may be modified, amended, and/or restated from time to time) (the “Executive CIC Severance Plan”), then you shall not be eligible to receive the severance payments and benefits described in the preceding paragraph. For purposes of the Executive CIC Severance Plan as it applies to you: (x) the Release Agreement (as defined in the Executive CIC Severance Plan) will be replaced with (and all references in the Executive CIC Severance Plan will be deemed to refer to) the release of claims described in the immediately succeeding paragraph; (y) the Cash Severance Multiplier (as defined in the Executive CIC Severance Plan) will be 2.0 (not 3.0); and (z) the definitions of Cause and Good Reason (each as defined in the Executive CIC Severance Plan) will be replaced by the definition of Cause and Good Reason set forth in Annex C to this offer letter.

The foregoing severance benefits are subject to your execution and delivery (and non-revocation) of a general release and waiver of all claims, in the Company’s customary form not later than 60 days following the termination of your employment.

Upon termination of your employment with the Company for any reason whatsoever, you will be deemed to have immediately resigned from any positions with the Company and all of its subsidiaries and affiliates, whether as an officer, director, employee, fiduciary or

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otherwise. In such event, you will, at the request of the Company, execute any documents reasonably required to evidence such resignations.

280G – Best Net Provision:	In the event that any payment or benefit to you is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the best-net-after-tax provision of Section 3.5 of the Company’s Executive CIC Severance Plan shall apply.

Withholding Taxes:	The Company will be entitled to deduct and withhold from any amounts payable under this letter such federal, state, local, non-U.S. or other taxes as are required to be withheld pursuant to any applicable law or regulation.

Restrictive Covenants:	See Annex A.

Section 409A:	See Annex B.

Certain Definitions:	See Annex C.

This offer letter and your employment with the Company are subject to your agreeing to the following terms and conditions:

1.	Company Policies, Guidelines, and Training. The Company maintains policies and guidelines, and provides training, that establish certain expectations and rules concerning your conduct and performance. These policies and guidelines may affect your ability to participate in certain benefits and programs and may contain additional terms and conditions with respect to your employment. By accepting this offer, you agree to adhere to such policies and guidelines and participate in all required training sessions. All Company policies and guidelines are subject to change and your employment with the Company is your acceptance and agreement to abide by such changes. This offer and your employment with the Company is contingent upon your signing and understanding of the Company’s Insider Trading Policy, Code of Ethics and the PCI Data Security Standard.

2.	References and Background Checks. This offer and your employment with the Company is also contingent upon the successful completion of mandatory pre-employment background checks and proof of eligibility to work in the United States, even if you commence employment with the Company prior to the completion of the Company’s reference and background checks. You agree that the Company may check your references and background information at any time during your employment and you authorize the Company to do so. In accepting this offer, you agree to cooperate with the Company and seek the cooperation of others in completing the references and background check processes in an expeditious manner.

3.	Employment Must Not Infringe Upon the Rights of Others. In accepting this offer, you warrant as follows: (a) you have disclosed and provided to the Company any and all restrictive covenant obligations or agreements in which you are subject to and affirm your continued compliance with such obligations and agreements, (b) you will not disclose to the Company any trade secrets or proprietary information from your prior employers and (c) you will not refer to or otherwise solicit for employment at the Company any former co-workers or others in contravention of any still-in-effect non-solicitation obligations.

4.	Best Efforts. In accepting this offer, you agree to devote all of your business time, attention, skills, and best efforts to your position on a full-time basis.

5.	Employment At-Will. In accepting this offer, you agree that your employment with the Company is “at will” meaning that the statements made in this offer letter are not intended to create a contract, the Company may modify any benefit plan, your compensation package or your job responsibilities, and either you or the Company may terminate the employment relationship at any time with or without cause or advance notice, in all cases subject to the above Severance Benefits terms. Any offers or expectations of additional compensatory items are not valid unless contained in this offer letter.

6.	Governing Law. This offer letter is governed by and construed under and in accordance with the internal laws of the State of Colorado, without regard to conflicts of laws principles thereof. You agree to submit to the venue and personal jurisdiction of

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the Colorado state and federal courts concerning any dispute for which judicial redress is permitted pursuant to this offer letter; however the Company is not limited in seeking relief in those courts.

7.	Arbitration. Except as otherwise provided above, any controversy arising out of or relating to this offer letter, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of your employment, including, but not limited to, any state or federal statutory or common law claims, will be submitted to arbitration in Denver, Colorado, before a sole arbitrator (the “Arbitrator”) selected from Judicial Arbiter Group, Inc., Denver, Colorado, or its successor (“JAG”), or if JAG is no longer able to supply the arbitrator, such arbitrator shall be selected from the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), or other mutually agreed upon arbitration provider, as the exclusive forum for the resolution of such dispute. Provisional injunctive relief may, but need not, be sought by either party to this offer letter in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this offer letter or your employment, and under no circumstances shall class claims be processed or participated in by you. The Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. In any proceeding to enforce the terms of this offer letter, the prevailing party will be entitled to its or his reasonable attorneys’ fees and costs incurred by it or him in connection with resolution of the dispute in addition to any other relief granted.

This offer letter constitutes the entire agreement between you and the Company regarding the terms and conditions of your employment with the Company and supersedes and cancels any prior offer letters, agreements, promises, representations, or statements that have been made between you and the Company regarding your employment. This offer letter may only be amended or modified through a written agreement signed by you and any authorized member of the Board.

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Please carefully review these terms and conditions to make sure they are consistent with your understanding. If so, please sign this offer letter to confirm your acceptance and send a signed copy to Michael Kaplan, EVP & Chief Legal Officer of the Company, by July 14, 2022.

We are confident you will find your employment with the Company a challenging and rewarding endeavor. We look forward to working with you!

Sincerely

RED ROBIN GOURMET BURGERS, INC.

By:	/s/ Michael Kaplan
Michael Kaplan
EVP, Chief Legal Officer

Agreed and Accepted:

/s/ G.J. Hart
G.J. Hart

Date:	July 13, 2022

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Annex A

Restrictive Covenants

Confidentiality. Except in the good-faith performance of your duties, you will not disclose to any person or entity or use, any information not in the public domain, in any form, acquired by you while employed or associated with the Company or RRI or, if acquired thereafter, such information which, to your knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or RRI, relating to the Company or its business. All such information, in any form, and copies and extracts thereof are and will remain the sole and exclusive property of the Company, and you will on request return to the Company the originals and all copies of any such information provided to or acquired by you in connection with your association with the Company or RRI, and will return to the Company all files, you and/or other communications received, maintained and/or originated by you during the course of such association. Upon termination of your employment for any reason, you will deliver to the Company all of the property of the Company or any of its subsidiaries, and non-personal documents and data of any nature and in whatever medium of the Company or any of its subsidiaries, in each case within your possession and control, and you will not take any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any confidential information. Nothing in this Annex A restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.

Non-Compete. You agree that, while employed and during the twenty-four (24) months after the date of termination of your employment with the Company (the “Restrictive Period”), you will not directly or indirectly, either for yourself or for, with or through any other person or entity, own, manage, operate, control, be employed by, participate in, loan money to or be connected in any manner with, or permit your name to be used by, either (i) any business that, in the reasonable judgment of the Board, competes with the Company and its subsidiaries in the burger-focused restaurant business in (x) the United States, (y) the Canadian provinces of Alberta and British Columbia, or (z) any other country, province or territory in which the Company conducts business as of the date your employment terminates, or (ii) the following casual dining and brew-centric restaurant concepts (and their successors): Five Guys, Chili’s, Applebee’s, Ruby Tuesday, TGIFridays, Texas Roadhouse, BJ’s, Yardhouse, Millers Ale House and Brickhouse (“Competitive Activity”). The foregoing will not prohibit you from serving as a non-employee member of the board of directors of a burger-focused restaurant business other than (I) a burger-focused casual dining business or (II) any of the businesses listed in the immediately preceding clause (ii). For purposes of this offer letter, “participate” includes any direct or indirect interest, whether as an officer, director, employee, partner, sole proprietor, trustee, beneficiary, agent, representative, independent contractor, consultant, advisor, provider of personal services, creditor, owner (other than by ownership of less than five percent (5%) of the stock of a publicly-held corporation whose stock is traded on a national securities exchange).

Non-Solicit. During the Restrictive Period, you will not, without the prior written approval of the Company, directly or indirectly through any other person or entity (i) induce or attempt to induce any employee of the Company or RRI at the level of Assistant Store Manager or higher in restaurant operations or the level of Director or higher at the Company’s home office to leave the employ of the Company or RRI, or in any way interfere with the relationship between the Company or RRI and any employee thereof (for the sake of clarity, this clause (i) shall not be violated by virtue of general advertisements or solicitations for positions that are not targeted at employees of the Company or RRI), (ii) hire any person who was an employee of the Company or RRI at the level of Assistant Store Manager or higher in restaurant operations or the level of Director or higher at the Company’s home office within twelve months after such person’s employment with the Company or RRI was terminated for any reason or (iii) induce or attempt to induce any supplier or other business relation of the Company or RRI to cease doing business with the Company or RRI, or in any way interfere with the relationship between any such supplier or business relation and the Company or RRI, in the case of clauses (i) or (iii), to the extent any such actions result (or would reasonably be expected to result) in harm to the Company or RRI.

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Nondisparagement. You agree not to disparage the Company, any of its products or practices, or any of its directors, officers, stockholders, or affiliates (each in their capacities as such), either orally or in writing, at any time; provided that you may confer in confidence with your legal representatives, make truthful statements as required by law or when requested by a governmental, regulatory or similar body or entity and/or make truthful statements in the course of performing duties to the Company.

Injunctive Relief. You agree that the Company would suffer irreparable harm from your breach of any of the covenants or agreements contained in this offer letter, for which there is no adequate remedy at law. Therefore, in the event of the actual or threatened breach by a party of any of the provisions of this offer letter, the Company, its respective successors or assigns, may, in addition and supplementary to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance, injunctive or other relief (without the necessity of posting bond or security) in order to enforce compliance with, or prevent any violation of, the provisions of this offer letter; and will be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining your from engaging in activities prohibited by this offer letter or such other relief as may be required to specifically enforce any of the covenants contained in this offer letter.

You agree that the restrictive covenants in this Section are reasonable with respect to their duration, geographical area, and scope. In the event that any of the provisions of the foregoing restrictive covenants relating to the geographic or temporal scope of such covenants or the nature of the business or activities restricted thereby are declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced in this offer letter by the maximum restriction deemed enforceable by such court.

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Annex B

Section 409A

It is intended that compensation or benefits payable under this offer letter not be subject to the additional tax imposed pursuant to Section 409A of the Internal Revenue Code (“Code”), and this offer letter shall be interpreted accordingly. In no event whatsoever will the Company be liable for any additional tax, interest or penalty incurred by you as a result of the failure of any payment or benefit to satisfy the requirements of Section 409A of the Code.

Your right to a series of installment payments under this offer letter will be treated as a right to a series of separate payments within the meaning of Treas. Reg. §1.409A-2(b)(2)(iii). In addition, payments or benefits will be exempt from the requirements of Section 409A of the Code to the maximum extent possible as “short-term deferrals” pursuant to Treasury Regulation Section 1.409A-1(b)(4), as involuntary separation pay pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), and/or under any other exemption that may be applicable.

Notwithstanding any provision to the contrary, (i) no amount of non-qualified deferred compensation subject to Section 409A of the Code that is payable in connection with the termination of your employment will be paid to you unless the termination of your employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if you are deemed at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the termination benefits to which you are entitled under this offer letter (after taking into account all exclusions applicable to such termination benefits under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your termination benefits will not be provided to you prior to the earlier of (A) the expiration of the six-month period measured from the date of your “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) and (B) the date of your death; provided, that upon the earlier of such dates, all payments deferred pursuant to the foregoing will be paid to you in a lump sum, and any remaining payments due will be paid as otherwise provided in this offer letter; (iii) the determination of whether you are a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of your separation from service will be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto).

To the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A of the Code, such reimbursement or benefit will be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

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Annex C

Definitions

“Cause” means (i) your continual and deliberate gross neglect in the performance of his material duties; (ii) your continual and deliberate failure to devote substantially all of your working time to the business of the Company and its subsidiaries (other than as expressly permitted in this offer letter or by applicable state or federal law); (iii) your continual and deliberate failure to follow the lawful directives of the Board relating to your duties and responsibilities in any material respect; (iv) your engaging in misconduct in connection with the performance of any of your duties, including, without limitation, falsifying or attempting to falsify documents, books or records of the Company or its subsidiaries, misappropriating or attempting to misappropriate funds or other property, or securing or attempting to secure any personal profit in connection with any transaction entered into on behalf of the Company or its subsidiaries; (v) your violation, in any material respect, of any material policy or of any code or standard of behavior or conduct generally applicable to employees of the Company or its subsidiaries; (vi) your breach of the material provisions of this offer letter or any other non-competition, non-interference, non-disclosure, confidentiality or other similar agreement executed by you with the Company or any of its subsidiaries or other act of disloyalty to the Company or any of its subsidiaries (including, without limitation, aiding a competitor or unauthorized disclosure of confidential information); or (vii) your engaging in other misconduct that is reasonably likely to result in material injury to the reputation of the Company or any of its subsidiaries, including, without limitation, commission of a felony, fraud, embezzlement, or other crime involving dishonesty. A termination for Cause by the Company of any of the events described in clauses (i), (ii), (iii), (iv) and (v) above shall only be effective on thirty (30) days advance written notification, providing you the opportunity to cure, if reasonably capable of cure within such thirty (30)-day period; but no such notification is required if the Cause event is not reasonably capable of cure or the Board determines that its fiduciary obligation legally requires it to effect a termination for Cause immediately. In any event, the Board may suspend you with compensation while it conducts a good faith inquiry of whether grounds for Cause exist.

“Change in Control” has the meaning given such term in the Company’s Executive CIC Severance Plan.

“Good Reason” means the occurrence, without your express written consent, of: (i) any reduction in your total compensation of ten percent (10%) or more (other than an across-the-board reduction in the total compensation applicable and payable to each of the Company’s executives); (ii) a relocation of the Company’s headquarters to a location more than twenty (20) miles from the location of the Company’s headquarters prior to such relocation; (iii) any breach by the Company of any material provision of this offer letter; (iv) a significant reduction in the then-effective responsibilities of the Chief Executive Officer of the Company; or (v) a change in your reporting structure that results in you no longer reporting directly to the Board; provided that you give written notice to the Company of the existence of such a condition within ninety (90) days of the initial existence of the condition, the Company has at least thirty (30) days from the date when such notice is provided to cure the condition without being required to make payments due to termination by the Company for Good Reason (the “Cure Period”), and you actually terminate your employment for Good Reason within thirty (30) days after the expiration of the Cure Period. For the avoidance of doubt, in the event the Board appoints someone as President of the Company, you acknowledge and agree that any such appointment will not constitute “Good Reason” so long as you remain the Chief Executive Officer of the Company who still reports directly to the Board.

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